410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Announces Appointment of Ellen-Blair Chube as Board Member
and Declaration of Increased Quarterly Dividends

CHICAGO, June 21, 2018- Oil-Dri Corporation of America (NYSE: ODC) announced that effective today, Ellen-Blair Chube, Managing Director and Client Service Officer, William Blair & Company, has been appointed to its Board of Directors and Compensation Committee.
Prior to joining William Blair & Company, Ms. Chube was the Vice President and Chief of Staff to John W. Rogers, Jr., Chairman and CEO of Ariel Investments. Prior to joining Ariel, she held public service and legal positions in Washington, D.C.
Daniel S. Jaffee, President and Chief Executive Officer stated, "I am very pleased to welcome Ellen-Blair to our Board of Directors. It is our mission to Create Value from Sorbent Minerals, and we recognize that value is in the eyes of our customers. In her role at William Blair, she is responsible for ensuring the firm’s commitment to delivering exceptional client service worldwide. Not only will Oil-Dri benefit greatly from Ellen-Blair’s expertise in this area, but also from the wealth of business knowledge she has acquired throughout her time at William Blair, Ariel and her notable public service career."
Ms. Chube received a Bachelor of Arts in political science from Northwestern University and earned a Juris Doctorate from Georgetown University. She serves on the board of the Toigo Foundation and the Chicago Children’s Choir and is a trustee of the Museum of Contemporary Art in Chicago.
In addition to the board member appointment, the Board of Directors declared quarterly cash dividends of $0.24 per share of the Company’s Common Stock and $0.18 per share of the Company’s Class B Stock, an approximate 4% increase for both classes of stock. The dividends declared today will be payable on August 31, 2018 to stockholders of record at the close of business on August 17, 2018. The Company has paid cash dividends continuously since 1974. This declaration marks the fifteenth consecutive year Oil-Dri has increased dividends.

Oil-Dri expects to release earnings for its fourth quarter of fiscal 2018 after the close of the U.S. stock market on Friday, October 12, 2018 and to host an Investor Teleconference on Monday, October 15, 2018. Teleconference details will be communicated via web alert and posted on the Events page of the Company’s website (investors.oildri.com/events) approximately one week prior to the call.

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While Oil-Dri’s founding product was granular clay floor absorbents, it has since greatly diversified its portfolio. The Company’s mission to “Create Value from Sorbent Minerals” is supported by its wide array of consumer and business to business product offerings. In 2016, Oil-Dri celebrated its seventy-fifth year of business and looks forward to the next milestone. To learn more about the Company, visit oildri.com.

Reagan B. Culbertson
Investor Relations Manager
InvestorRelations@oildri.com
(312) 321-1515